As filed with the Securities and Exchange Commission on January 20, 2004

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVEPERSON, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	462 Seventh Avenue, 21st Floor New York, New York 10018 (212) 609-4200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	13-3861628 (I.R.S. Employer Identification Number)

Robert P. LoCascio
Chief Executive Officer
LivePerson, Inc.
462 Seventh Avenue, 21st Floor
New York, New York 10018
(212) 609-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Brian B. Margolis, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Telephone: (212) 969-3000

     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholder shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $0.001 per share	500,000(1)	$5.27(2)	$2,635,000(2)	$213.17

(1)	All of the shares of common stock offered hereby are being sold for the account of the selling stockholder.
(2)	Estimated solely for purposes of the registration fee for this offering in accordance with Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s common stock on the Nasdaq SmallCap Market as of January 14, 2004.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

SUBJECT TO COMPLETION, DATED January 20, 2004

PROSPECTUS

500,000 Shares

Common Stock

     This prospectus relates to the resale of up to 500,000 shares of common stock of LivePerson, Inc. that may be offered and sold from time to time by the selling stockholder named in this prospectus. Our registration of the resale of the shares is required by our agreement to purchase certain assets from the selling stockholder. Pursuant to that asset purchase agreement, we will issue up to approximately 500,000 shares of common stock to the selling stockholder as part of the purchase price for the assets. The exact number of shares will be determined according to an earn-out formula contained in the agreement. The shares are expected to be issued at various times both before and after the anticipated effective date of the registration statement of which this prospectus forms a part. Any shares registered for resale on such registration statement, but not actually issued to the selling stockholder pursuant to the earn-out formul a, will be deregistered under the Securities Act of 1933, as amended.

     We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. The selling stockholder may offer its shares through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholder may make sales directly to purchasers or through brokers, agents, dealers or underwriters or through a combination of these methods. The selling stockholder will bear all commissions and other compensation paid to brokers in connection with the sale of its shares.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “LPSN.” On January 14, 2004, the closing sale price of our common stock was $5.40 per share.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2004.

____________________________________________________

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

     Unless the context otherwise indicates, references in this prospectus to the terms “LivePerson,” “we,” “our” and “us” refer to LivePerson, Inc. and LivePerson’s subsidiaries. This prospectus contains other product names, trade names, service marks and trade marks of LivePerson and of other organizations.

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PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Our Business

     LivePerson, Inc., a customer relationship management (CRM) application service provider (ASP), delivers real-time sales, marketing and customer service solutions for companies that conduct business online. The LivePerson services include text-based chat between our clients and their Internet users, marketing and selling tools, a searchable knowledge base product, a self-service frequently asked questions (FAQ) product and an email management tool. We offer our proprietary real-time interaction technology as outsourced services. We currently generate revenue from the sale of our LivePerson services and to a lesser extent from related professional services. With the LivePerson services, our clients can respond to Internet user inquiries in real time, and can thereby enhance their Internet users’ online experience.

____________________________________________________

     Our principal executive offices are located at 462 Seventh Avenue, 21st Floor, New York, New York, 10018. Our telephone number is (212) 609-4200. The address of our Web site is www.liveperson.com. Our Web site address is provided for information purposes only and the information contained on our website does not constitute part of this prospectus.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, before deciding to invest in our common stock. These risks could have a material and adverse impact on our business, results of operations and financial condition. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history and expect to encounter difficulties faced by early stage companies in new and rapidly evolving markets.

     We have only a limited operating history providing the LivePerson services upon which to base an evaluation of our current business and future prospects. We began offering our services in November 1998 and we acquired HumanClick in October 2000 and the NewChannel customer contracts and associated rights in July 2002; accordingly, the revenue and income potential of our business and the related market are unproven. As a result of our limited operating history as an application service provider of real-time sales and customer service technology for companies doing business on the Internet, we have only four years of historical financial data relating to the LivePerson services upon which to forecast revenue and results of operations.

     In addition, because this market is relatively new and rapidly evolving, we have limited insight into trends that may emerge and affect our business. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets. These risks include our ability to:

  attract more clients and retain existing clients;

  increase or maintain current pricing levels for our services;

  effectively market and maintain our brand name;

  respond effectively to competitive pressures;

  continue to develop and upgrade our technology; and

  attract, integrate, retain and motivate qualified personnel.

     If we are unsuccessful in addressing some or all of these risks, our business, financial condition and results of operations would be materially and adversely affected.

We have a history of losses, we had an accumulated deficit of $106.3 million as of September 30, 2003 and we may incur losses in the future.

      Although we achieved profitability in the three months ended September 30, 2003, we may, in the future, incur losses and experience negative cash flow, either or both of which may be significant. We recorded a net loss of $9.8 million for the year ended December 31, 1999, $61.3 million for the year ended December 31, 2000, $27.3 million for the year ended December 31, 2001, $6.8 million for the year ended December 31, 2002 and $1.1 million for the nine months ended September 30, 2003. We had total revenue of approximately $8.5 million for the nine months ended September 30, 2003, $8.2 million, $7.8 million and $6.3 million for the years ended December 31, 2002, 2001 and 2000, respectively, and less than $615,000 in the year ended December 31, 1999. Our net loss for the year ended December 31, 2000 included a non-cash dividend of $18.0 million. As of September 30, 2003, our accumulated deficit was approximately $106.3 million. We cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Failure to maintain profitability may materially and adversely affect the market price of our common stock.

We cannot predict our future capital needs to execute our business strategy and we may not be able to secure additional financing.

     We believe that our current cash and cash equivalents and cash generated from operations, if any, will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. To the extent that we require additional funds to support our operations or the expansion of our business, or to pay for acquisitions, we may need to sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. In the past, we have obtained financing principally through the sale of preferred stock, common stock and warrants. If additional funds are raised through the issuance of debt or preferred equity securities, these securities could have rights, preferences and privileges senior to holders of common stock, and could have terms that impose restrictions on our operations. If additional funds are raised through the issuance of additional equity or con vertible securities, our stockholders could suffer dilution. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund any potential expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. Those limitations would materially and adversely affect our business, results of operations and financial condition.

We have an unproven business model and may not generate sufficient revenue for our business to survive.

     Our business model is based on the delivery of real-time sales and customer service technology and related services to companies doing business on the Internet, a largely untested business. Sales and customer service historically have been provided primarily in person or by telephone. Our business model assumes that companies doing business on the Internet will choose to provide sales and customer service via the Internet. Our business model also assumes that many companies will recognize the benefits of an outsourced application, that Internet users will choose to engage a customer service representative in a live text-based interaction, that this interaction will maximize sales opportunities and enhance the online experience and that companies will seek to have their online sales and customer service technology provided by us. If any of these assumptions is incorrect, our business may be harmed.

We expect that a substantial majority of our revenue will come from the LivePerson services for the foreseeable future and if we are not successful in selling these services, our revenue will not increase and may decline.

     The success of our business currently substantially depends, and for the foreseeable future will continue to substantially depend, on the sale of our services. We cannot be certain that there will be client demand for our services or that we will be successful in penetrating the market for real-time sales and customer service technology. Our revenue declined in each of the second and third quarters of 2001, and did not increase materially in the first and fourth quarters of 2001 and each quarter of 2002. The increase in revenue in the third and fourth quarters of 2002 was primarily attributable to the acquisition of the NewChannel customer contracts and associated rights. The increase in revenue in each of the first three quarters of 2003 was attributable to the acquisition of the NewChannel customer contracts and associated rights and to a combination of revenue from new clients, increased revenue from existing clients and a greater proportion of new clients purchasing the higher-priced Sales Edition. We cannot assure you that we will experience any revenue growth in the future. A decline in the price of, or fluctuation in the demand (by existing or potential clients) for, our services, is likely to cause our revenue to decline.

The success of our business requires that clients continue to use the LivePerson services and purchase additional services.

     Our LivePerson services agreements typically have no termination date and are terminable upon 30 to 90 days’ notice without penalty. If a significant number of our clients, or any one client to whom we provide a significant amount of services, were to terminate these services agreements, or reduce the amount of services purchased or fail to purchase additional services, our results of operations may be negatively and materially affected. Dissatisfaction with the nature or quality of our services, including our software application platform introduced in the third quarter of 2001, could also lead clients to terminate our service. We depend on monthly fees from the LivePerson services for substantially all our revenue. If our retention rate declines, our revenue could decline unless we are able to obtain additional clients or alternate revenue sources. Further, because of the historically small amount of services sold in initial orders, we depend on sales to new clients and sales of additional services to our existing clients. In addition, we cannot assure you that we will be able to retain as clients those customers of the Express Response hosted knowledge base and FAQ service we acquired from Island Data Corporation in January 2004.

Our quarterly revenue and operating results are subject to significant fluctuations, which may adversely affect the trading price of our common stock.

     We expect our quarterly revenue and operating results to fluctuate significantly in the future due to a variety of factors, including the following factors which are in part within our control, and in part outside of our control:

  market acceptance by companies doing business on the Internet of real-time sales and customer service technology;

  our clients’ business success;

  our clients’ demand for our services;

  our ability to attract and retain clients;

  the amount and timing of capital expenditures and other costs relating to the expansion of our operations, including those related to acquisitions;

  the introduction of new services by us or our competitors; and

  changes in our pricing policies or the pricing policies of our competitors.

     Our revenue and results may also fluctuate significantly in the future due to the following factors that are entirely outside of our control:

  seasonal factors affecting our clients’ businesses;

  economic conditions specific to the Internet, electronic commerce and online media; and

  general economic and political conditions.

     Many of our clients’ businesses are seasonal. Our clients’ demand for real-time sales and customer service technology in general and their demand for our services, in particular, may be seasonal as well. As a result, our future revenue and profits may vary from quarter to quarter.

     We do not believe that period-to-period comparisons of our operating results are meaningful. You should not rely upon these comparisons as indicators of our future performance.

     Due to the foregoing factors, it is possible that our results of operations in one or more future quarters may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock could decline.

Our clients may experience adverse business conditions that could adversely affect our business.

     Some of our clients may experience difficulty in supporting their current operations and implementing their business plans. These clients may reduce their spending on our services, or may not be able to discharge their payment and other obligations to us. These circumstances are influenced by general economic and industry-specific conditions, and could have a material adverse impact on our business, financial condition and results of operations. In addition, as a result of these conditions, our clients, in particular our Internet-related clients that may experience (or that anticipate experiencing) difficulty raising capital, may elect to scale back the resources they devote to customer service technology, including services such as ours. If the current environment for our clients, including, in particular, our Internet-related clients, does not improve, our business, results of operations and financial condition could be materially adversely affected. In addition, the non-payment or late payment of amounts due to us from a significant number of clients would negatively impact our financial condition. We increased our allowance for doubtful accounts by $15,000 to approximately $85,000 in the nine months ended September 30, 2003, principally due to an increase in accounts receivable as a result of increased sales. We did not increase our allowance for doubtful accounts in the year ended December 31, 2002. This is attributable to the fact that our accounts receivable collections improved in 2002, due primarily to the significantly larger percentage of our total outstanding accounts receivable now comprised of businesses with more established and proven operating histories, and to a lesser extent, to the fact that an increased number of our clients now pay us by credit card.

We may not be able to effectively manage our changing operations.

     Since the launch of our services in November 1998, we have grown rapidly, even in light of our 2001 restructuring initiatives. This growth has placed a significant strain on our managerial, operational, technical and financial resources. In order to manage our growth, we must continue to implement new or upgraded operating and financial systems, procedures and controls. Our failure to expand our operations in an efficient manner could cause our expenses to grow, our revenue to decline or grow more slowly than expected and could otherwise have a material adverse effect on our business, results of operations and financial condition.

Staff attrition could strain our managerial, operational, financial and other resources.

     We had 73 employees at December 31, 1999; 181 employees at December 31, 2000; 68 employees at December 31, 2001; 60 employees at December 31, 2002 and 73 employees at September 30, 2003. In the area of technology, we had 19 employees at December 31, 1999; 40 employees at December 31, 2000; 12 employees at December 31, 2001; 14 employees at December 31, 2002 and 18 employees at September 30, 2003. Any staff attrition we experience, whether initiated by the departing employees or by us, could place a significant strain on our managerial, operational, financial and other resources. To the extent that we do not initiate or seek any staff attrition that occurs, there can be no assurance that we will be able to identify and hire adequate replacement staff promptly, if at all, and even that if such staff is replaced, we will be successful in integrating these employees. In both the first and third quarters of 2001, in addition to con ducting regularly-occurring performance-related terminations, we commenced restructuring plans pursuant to which we eliminated a large number of positions in response to changes in our business needs, such as redundancies in our research and development and client support functions and the transition of a portion of our sales efforts from direct sales to more automated Internet-based sales processes. We expect to evaluate our needs and the performance of our staff on a periodic basis, and may choose to make further adjustments in the future. If the size of our staff is significantly further reduced, either by our choice or otherwise, we could face significant management, operational, financial and other constraints. For example, it may become more difficult for us to manage existing, or establish new, relationships with clients and other counter-parties, or to expand and improve our service offerings. It may also become more difficult for us to implement changes to our business plan or to respond promptly to opportunities in the marketplace. Further, it may become more difficult for us to devote personnel resources necessary to maintain or improve existing systems, including our financial and managerial controls, billing systems, reporting systems and procedures. Thus, any significant amount of staff attrition could cause our business and financial results to suffer.

Our business is dependent on a few key employees, including our chief executive officer, Robert P. LoCascio.

     Our future success depends to a significant extent on the continued services of our senior management team, including Robert P. LoCascio, our founder and Chief Executive Officer. The loss of the services of any member of our senior management team, in particular Mr. LoCascio, could have a material and adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to successfully integrate newly-hired senior managers who would work together successfully with our existing management team.

If we do not successfully integrate potential future acquisitions, our business could be harmed.

     In the future, we may acquire or invest in complementary companies, products or technologies. Acquisitions and investments involve numerous risks to us, including:

  difficulties in integrating operations, technologies, products and personnel with LivePerson;

  diversion of financial and management resources from efforts related to the LivePerson services or other then-existing operations; risks of entering new markets beyond providing real-time sales and customer service technology for companies doing business on the Internet;

  potential loss of either our existing key employees or key employees of any companies we acquire; and

  our inability to generate sufficient revenue to offset acquisition or investment costs.

     These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

We could face additional regulatory requirements, tax liabilities and other risks as we expand internationally.

     In October 2000, we acquired HumanClick, an Israeli-based provider of real-time online customer service applications. In addition, we are testing an outsourced sales and marketing service provider to sell the LivePerson services in Western Europe. There are risks related to doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates, more stringent rules relating to the privacy of Internet users and adverse tax consequences. In addition, there are likely to be different consumer preferences and requirements in specific international markets. Furthermore, we may face difficulties in staffing and managing any foreign operations. One or more of these factors could harm any future international operations.

If we do not succeed in attracting new personnel or retaining and motivating our current personnel, or if we are unable to outsource certain functions, our business, results of operations and financial condition will be materially and adversely affected.

     We may be unable to retain our key employees or attract, integrate or retain other highly qualified employees in the future. We have experienced difficulty in hiring and retaining highly-skilled senior managers and other employees with appropriate qualifications. Because our stock price has suffered a decline since our initial public offering, some of the stock options held by our employees and other equity-based compensation may have diminished effectiveness as employee retention devices. If our retention efforts are ineffective, employee turnover could increase and our ability to provide services to our clients would be materially and adversely affected.

Our reputation depends, in part, on factors which are entirely outside of our control.

     Our services typically appear as a LivePerson-branded or a custom-created icon on our clients’ Web sites. The customer service operators who respond to the inquiries of our clients’ Internet users are employees or agents of our clients; they are not our employees. As a result, we have no way of controlling the actions of these operators. In addition, an Internet user may not know that the operator is an employee or agent of our client, rather than a LivePerson employee. If an Internet user were to have a negative experience in a LivePerson-powered or HumanClick-powered real-time dialogue, it is possible that this experience could be attributed to us, which could diminish our brand and harm our business. Finally, we believe the success of our services depend on the prominent placement of the icon on the client’s Web site, over which we also have no control.

We may be unable to continue to build awareness of the LivePerson brand name.

     Building recognition of our brand is critical to establishing the advantage of being among the first application service providers to provide real-time sales and customer service and to attracting new clients. If we fail to successfully promote and maintain our brand or incur significant expenses in promoting our brand without an associated increase in our revenue, our business, results of operations and financial condition may be materially and adversely affected.

We are dependent on technology systems that are beyond our control.

     The success of the LivePerson services depends in part on our clients’ online services as well as the Internet connections of visitors to their Web sites, both of which are outside of our control. As a result, it may be difficult to identify the source of problems if they occur. In the past, we have experienced problems related to connectivity which has resulted in slower than normal response times to Internet user chat requests and messages and interruptions in service. The LivePerson services rely both on the Internet and on our connectivity vendors for data transmission. Therefore, even when connectivity problems are not caused by the LivePerson services, our clients or Internet users may attribute the problem to us. This could diminish our brand and harm our business, divert the attention of our technical personnel from our product development efforts or cause significant client relations problems.

     In addition, we rely on a third-party Web hosting service provider for Internet connectivity and network infrastructure hosting, security and maintenance. The provider has, in the past, experienced problems that have resulted in slower than normal response times and interruptions in service. If we are unable to continue utilizing the services of our existing Web hosting provider or if our Web hosting services experience interruptions or delays, it is possible that our business could be harmed.

     Our service also depends on many third parties for hardware and software, which products could contain defects. Problems arising from our use of such hardware or software could require us to incur significant costs or divert the attention of our technical personnel from our product development efforts. To the extent any such problems require us to replace such hardware or software, we may not be able to do so on acceptable terms, if at all.

Technological defects could disrupt our services, which could harm our business and reputation.

     We face risks related to the technological capabilities of the LivePerson services. We expect the number of interactions between our clients’ operators and Internet users over our system to increase significantly as we expand our client base. Our network hardware and software may not be able to accommodate this additional volume. Additionally, we must continually upgrade our software to improve the features and functionality of the LivePerson services in order to be competitive in our market. If future versions of our software contain undetected errors, our business could be harmed. As a result of major software upgrades at LivePerson, our client sites have, from time to time, experienced slower than normal response times and interruptions in service. If we experience system failures or degraded response times, our reputation and brand could be harmed. We may also experience technical problems in the process of installing and initiating the LivePerson services on new Web hosting services. These problems, if unremedied, could harm our business.

     The LivePerson services also depend on complex software which may contain defects, particularly when we introduce new versions onto our servers. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur in the software. These defects could result in:

  damage to our reputation;

  lost sales;

  delays in or loss of market acceptance of our products; and
  unexpected expenses and diversion of resources to remedy errors.

We may be unable to respond to the rapid technological change and changing client preferences in the online sales and customer service industry and this may harm our business.

     If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions in the online sales and customer service industry or our clients’ or Internet users’ requirements, our business, results of operations and financial condition would be materially and adversely affected. Business on the Internet is characterized by rapid technological change. In addition, the market for online sales and customer service technology is relatively new. Sudden changes in client and Internet user requirements and preferences, frequent new product and service introductions embodying new technologies, such as broadband communications, and the emergence of new industry standards and practices could render the LivePerson services and our proprietary technology and systems obsolete. The rapid evolution of these products and services will require that we continually improve the perfor mance, features and reliability of our services. Our success will depend, in part, on our ability to:

  enhance the features and performance of the LivePerson services;

  develop and offer new services that are valuable to companies doing business on the Internet and Internet users; and

  respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.

     If any of our new services, including upgrades to our current services, do not meet our clients’ or Internet users’ expectations, our business may be harmed. Updating our technology may require significant additional capital expenditures and could materially and adversely affect our business, results of operations and financial condition.

If we are not competitive in the market for real-time sales and customer service technology, our business could be harmed.

     There are no substantial barriers to entry in the real-time sales and customer service technology market, other than the ability to design and build scalable software and, with respect to outsourced solution providers, the ability to design and build scalable network architecture. Established or new entities may enter this market in the near future, including those that provide real-time interaction online, with or without the user’s request.

     We compete directly with companies focused on technology that facilitates real-time sales and customer service interaction. Our competitors include customer service enterprise software providers such as KANA and RightNow Technologies, which offer hosted solutions. Furthermore, many of our competitors offer a broader range of customer relationship management products and services than we currently offer. We may be disadvantaged and our business may be harmed if companies doing business on the Internet choose sales and customer service technology from such providers.

     We also face potential competition from larger enterprise software companies such as Oracle and Siebel Systems. In addition, established technology companies, including Avaya, Genesys, Aspect Communications, IBM and Microsoft, may also leverage their existing relationships and capabilities to offer real-time sales and customer service applications.

     Finally, we face competition from clients and potential clients that choose to provide a real-time sales and customer service solution in-house as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

     We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have:

  longer operating histories;

  larger client bases;

  greater brand recognition;

  more diversified lines of products and services; and

  significantly greater financial, marketing and other resources.

     These competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

  undertake more extensive marketing campaigns;

  adopt more aggressive pricing policies; and

  make more attractive offers to businesses to induce them to use their products or services.

     Any delay in the general market acceptance of the real-time sales and customer service solution business model would likely harm our competitive position. Delays would allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales and customer service applications and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

Our business and prospects would suffer if we are unable to protect and enforce our intellectual property rights.

     Our success and ability to compete depend, in part, upon the protection of our intellectual property rights relating to the technology underlying the LivePerson services. We currently have one U.S. patent issued to us relating to such technology and have not filed applications outside the U.S. It is possible that:

  our issued patent or any patent issued in the future may not be broad enough to protect our intellectual property rights;

  our issued patent or any patent issued in the future could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the invention claimed in the patent;

  current and future competitors may independently develop similar technology, duplicate our service or design around any patent we may have; and

  effective patent protection may not be available in every country in which we do business.

     Further, to the extent that the invention described in our U.S. patent was made public prior to the filing of the patent application, we may not be able to obtain patent protection in certain foreign countries. We also rely upon copyright, trade secret and trademark law, written agreements and common law to protect our proprietary technology, processes and other intellectual property, to the extent that protection is sought or secured at all. We currently have two U.S. trademarks – “LivePerson Give Your Site A Pulse” and “HumanClick” – registered on the U.S. Patent and Trademark Office primary register. We currently have one U.S. trademark – “LivePerson” – registered on the U.S. Patent and Trademark Office supplemental register. We do not have any trademarks registered outside the U.S., nor do we have any trademark applications pending outside the U.S. We cannot assure you that any steps we might take will be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, we cannot assure you that third parties will not be able to independently develop similar or superior technology, processes or other intellectual property. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business, results of operations and financial condition could be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from operating our business and may result in our loss of significant rights.

Our products and services may infringe upon intellectual property rights of third parties and any infringement could require us to incur substantial costs and may distract our management.

     Although we attempt to avoid infringing known proprietary rights of third parties, we do not conduct comprehensive patent searches to determine whether our services and technology infringe patents held by others, and we are subject to the risk of claims alleging infringement of third-party proprietary rights. If we infringe upon the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms. In that event, we would need to undertake substantial reengineering to continue offering our services. Any effort to undertake such reengineering might not be successful. In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment cou ld also include an injunction or other court order that could prevent us from selling our products. If any of these events occurred, our business, results of operations and financial condition would be materially and adversely affected.

We may be liable if third parties misappropriate personal information belonging to our clients’ Internet users.

     We maintain dialogue transcripts of the text-based chats and email interactions between our clients and Internet users and store on our servers information supplied voluntarily by these Internet users in surveys. We provide this information to our clients to allow them to perform Internet user analyses and monitor the effectiveness of our services. Some of the information we collect may include personal information, such as contact and demographic information. If third parties were able to penetrate our network security or otherwise misappropriate personal information relating to our clients’ Internet users or the text of customer service inquiries, we could be subject to liability. We could be subject to negligence claims or claims for misuse of personal information. These claims could result in litigation, which could have a material adverse effect on our business, results of operations and financial condition. We may i ncur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

     The need to physically secure and securely transmit confidential information online has been a significant barrier to electronic commerce and online communications. Any well-publicized compromise of security could deter people from using online services such as the ones we offer, or from using them to conduct transactions, which involve transmitting confidential information. Because our success depends on the general acceptance of our services and electronic commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Political, economic and military conditions in Israel could negatively impact our Israeli operations.

     Our product development staff, help desk and online sales personnel are located in Israel. As of September 30, 2003, we had 21 full-time employees in Israel and as of December 31, 2002, we had 19 full-time employees in Israel. Although substantially all of our sales to date have been made to customers outside Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Further, since September 2000, there has been a significant deterioration in the relationship between Israel and the Palestinian Authority and serious violence has ensued, the peace process between the parties has stagnated, and Israel’s relationship with several Arab cou ntries has been adversely affected. Moreover, hostilities during 2002 and 2003 have escalated significantly, with increased attacks in Israel and an armed conflict between Israel and the Palestinians in the West Bank and Gaza. Efforts to resolve the conflict have failed to result in an agreeable solution.

Continued hostilities between the Palestinian community and Israel and any failure to settle the conflict could adversely affect our operations in Israel and our business. Further deterioration of the situation into a full-scale armed conflict might require more widespread military reserve service by some of our Israeli employees and might result in a significant downturn in the economic or financial condition of Israel, either of which could have a material adverse effect on our operations in Israel and our business. In addition, several Arab countries still restrict business with Israeli companies. Our operations in Israel could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses.

Risks Related to Our Industry

We are dependent on continued growth in the use of the Internet as a medium for commerce.

     We cannot be sure that a sufficiently broad base of consumers will adopt, and continue to use, the Internet as a medium for commerce. Our long-term viability depends substantially upon the widespread acceptance and development of the Internet as an effective medium for consumer commerce. Use of the Internet to effect retail transactions is at an early stage of development. Convincing our clients to offer real-time sales and customer service technology may be difficult.

     Demand for recently introduced services and products over the Internet is subject to a high level of uncertainty. Few proven services and products exist. The development of the Internet into a viable commercial marketplace is subject to a number of factors, including:

  continued growth in the number of users;

  concerns about transaction security;

  continued development of the necessary technological infrastructure;

  development of enabling technologies;

  uncertain and increasing government regulation; and

  the development of complementary services and products.

We depend on the continued viability of the infrastructure of the Internet.

     To the extent that the Internet continues to experience growth in the number of users and frequency of use by consumers resulting in increased bandwidth demands, we cannot assure you that the infrastructure for the Internet will be able to support the demands placed upon it. The Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages or delays could adversely affect online sites, email and the level of traffic on the Internet. We also depend on Internet service providers that provide our clients and Internet users with access to the LivePerson services. In the past, users have experienced difficulties due to system failures unrelated to our service. In addition, the Internet could lose its viability due to delays in the adoption of new standards and protocols required to handle increased levels of Internet activity. Insufficient availability of telecommunications services to support the Internet also could result in slower response times and negatively impact use of the Internet generally, and our clients’ sites (including the LivePerson pop-up dialogue windows) in particular. If the use of the Internet fails to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur or if the Internet does not become a viable commercial marketplace, we may not maintain profitability and our business, results of operations and financial condition will suffer.

We may become subject to burdensome government regulation and legal uncertainties.

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The United States Congress has enacted Internet legislation relating to issues such as children’s privacy, copyright and taxation. The children’s privacy legislation imposes restrictions on the collection, use and distribution of personal identification information obtained online from children under the age of 13. The copyright legislation establishes rules governing the liability of Internet service providers and Web site publishers for the copyright infringement of Internet users. The tax legislation exempted certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through November 1, 2003. Additional legislation is pending to make the tax exemption permanent. Additionally, the European Union has adopted a directive addressing data privacy which imposes restrictions on the collection, use and processing of personal data. Existing legislation and any new legislation could hinder the growth in use of the Internet generally and decrease the acceptance of the Internet as a medium for communication, commerce and advertising. The laws governing the Internet remain largely unsettled, even in areas w here legislation has been enacted. It may take several years to determine whether and how existing laws such as those governing intellectual property, taxation and personal privacy apply to the Internet and Internet services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad, which may impose additional burdens on companies conducting business online. Our business, results of operations and financial condition could be materially and adversely affected if we do not comply with recent legislation or laws or regulations relating to the Internet that are adopted or modified in the future.

     For example, the LivePerson services allow our clients to capture and save information about Internet users, possibly without their knowledge. Additionally, our service uses a tool, commonly referred to as a “cookie,” to uniquely identify each of our clients’ Internet users. To the extent that additional legislation regarding Internet user privacy is enacted, such as legislation governing the collection and use of information regarding Internet users through the use of cookies, the effectiveness of the LivePerson services could be impaired by restricting us from collecting information which may be valuable to our clients. The foregoing could harm our business, results of operations and financial condition.

Security concerns could hinder commerce on the Internet.

     User concerns about the security of confidential information online has been a significant barrier to commerce on the Internet and online communications. Any well-publicized compromise of security could deter people from using the Internet or other online services or from using them to conduct transactions that involve the transmission of confidential information. If Internet commerce is inhibited as a result of such security concerns, our business would be harmed.

Other Risks

Our executive officers, directors and stockholders who each own greater than 5% of the outstanding common stock will be able to influence matters requiring a stockholder vote.

     Our executive officers, directors and stockholders who each own greater than 5% of the outstanding common stock and their affiliates, in the aggregate, beneficially own approximately 43.2% of our outstanding common stock. As a result, these stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

The future sale of shares of our common stock may negatively affect our stock price.

     If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options and warrants in the public market, or if our stockholders are perceived by the market as intending to sell substantial amounts of our common stock, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. “Affiliates” of LivePerson may not sell their shares of our common stock except pursuant to an effective registration statement under the Securities Act covering the resale of those shares, or an exemption under the Securities Act, including Rule 144.

     Persons who may be deemed to be affiliates of LivePerson include those persons or entities who directly or indirectly control LivePerson, such as our directors, executive officers and significant stockholders.

Our stock price has been highly volatile and may experience extreme price and volume fluctuations in the future, which could reduce the value of your investment and subject us to litigation.

     Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. The market price of our common stock has fluctuated significantly in the past and may continue to be highly volatile, with extreme price and volume fluctuations, in response to the following factors, some of which are beyond our control:

  variations in our quarterly operating results;

  changes in market valuations of publicly-traded companies in general and Internet and other technology companies in particular;

  our announcements of significant client contracts, acquisitions and our ability to integrate these acquisitions, strategic partnerships, joint ventures or capital commitments;

  our failure to complete significant sales;

  additions or departures of key personnel;

  future sales of our common stock;

  changes in financial estimates by securities analysts; and

  terrorist attacks against the United States or in Israel, the engagement in hostilities or an escalation of hostilities by or against the United States or Israel, or the declaration of war or national emergency by the United States or Israel.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may in the future be the target of similar litigation, which could result in substantial costs and distract management from other important aspects of operating our business.

Anti-takeover provisions in our charter documents and Delaware law may make it difficult for a third party to acquire us.

     Provisions of our amended and restated certificate of incorporation, such as our staggered Board of Directors, the manner in which director vacancies may be filled and provisions regarding the calling of stockholder meetings, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. In addition, provisions of our amended and restated bylaws, such as advance notice requirements for stockholder proposals, and applicable provisions of Delaware law, such as the application of business combination limitations, could impose similar difficulties. Further, provisions of our amended and restated certificate of incorporation relating to directors, stockholder meetings, limitation of director liability, indemnification and amendment of the certificate of incorporation and bylaws may not be amended without the affirmative vote of not less than 66.67% of the outstanding shares o f our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose. Our amended and restated bylaws may not be amended without the affirmative vote of at least 66.67% of our Board of Directors or without the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose.

Sales or the perception of future sales of our common stock may adversely affect our stock price.

     Sales of substantial numbers of shares of our common stock in the public market, or the perception that significant sales are likely, could adversely affect the market price of our common stock. The number of shares of common stock subject to the registration statement of which this prospectus forms a part, together with the registration statement we are filing concurrently herewith to register our issuance and sale of up to 4,000,000 shares of common stock, is much greater than the average weekly trading volume for our shares. No prediction can be made as to the effect, if any, that market sales of these or other shares of our common stock will have on the market price of our common stock.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein may contain projections or other forward-looking statements regarding future events or the future financial performance of LivePerson. Forward looking statements can be identified by the use of terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “plan” and other similar terms. These statements are only predictions and reflect the current beliefs and expectations of LivePerson. Actual events or results may differ materially from those contained in the projections or forward-looking statements as a result of certain factors. The risk factors and other cautionary statements made in this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, all of which you should review carefully, identify some of the important factors that could cause future results or events to differ from those identified in forward-looking statements. LivePerson undertakes no obligation to update publicly any forward-looking statement for any reason, including conforming these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered and sold pursuant to this prospectus. The selling stockholder will not pay any of the expenses that are incurred in connection with the registration of the shares, but it will pay all commissions, discounts and any other compensation to any securities broker-dealers through whom it sells any of the shares.

DILUTION

     None of the shares offered and sold pursuant to this prospectus are being sold by us. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered and sold pursuant to this prospectus.

SELLING STOCKHOLDER

     We are registering the resale of the shares of common stock that may be offered and sold pursuant to this prospectus on behalf of Island Data Corporation, the selling stockholder. Such registration is required by our agreement to purchase certain assets from Island Data. Pursuant to that asset purchase agreement, we will issue up to approximately 500,000 shares of common stock to Island Data as part of the purchase price for the assets. The exact number of shares will be determined according to an earn-out formula contained in the agreement. The shares are expected to be issued at various times both before and after the anticipated effective date of the registration statement of which this prospectus forms a part. Any shares registered for resale on such registration statement, but not actually issued to Island Data pursuant to the earn-out formula, will be deregistered under the Securities Act of 1933, as amended (the “S ecurities Act”). The obligation to issue the shares of common stock to Island Data was made pursuant to an exemption from the registration requirements of the Securities Act, as provided by Section 4(2) thereunder.

     Other than the right to receive earn-out shares pursuant to the asset purchase agreement, Island Data did not beneficially own any shares of common stock, including shares subject to options or similar rights, as of January 1, 2004. Island Data may offer and sell up to 500,000 shares of common stock pursuant to this prospectus (except that, as discussed above, any shares registered for resale on the registration statement but not actually issued to Island Data pursuant to the earn-out formula in the asset purchase agreement will be deregistered). After completion of this offering, Island Data is not expected to beneficially own any shares of common stock and therefore is not expected to own more than one percent of LivePerson’s shares of common stock outstanding.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Island Data will directly own, and have sole voting and sole investment control with respect to, all shares issued to it under the asset purchase agreement. The information with respect to beneficial ownership of common stock is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by Island Data, or our actual knowledge.

     Within the past three years, Island Data has not held any position or office with us or any of our affiliates or had a material relationship with us or any of our affiliates.

PLAN OF DISTRIBUTION

     We are registering the resale of the shares of common stock that may be offered and sold pursuant to this prospectus on behalf of Island Data Corporation, the selling stockholder. As used in this section, “selling stockholder” includes donees, pledgees, distributees, transferees, or other successors-in-interest. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale, subject to the restrictions in the asset purchase agreement between LivePerson and Island Data which are described below. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by it.

     The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales;

  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our shares of common stock and may sell or deliver shares in connection with these trades.

     The selling stockholder has advised us that it has entered into an agreement with Kaufman Bros. L.P., a broker-dealer (KBRO), regarding the sale of its shares of our common stock. Pursuant to this agreement, all shares of common stock received by the selling stockholder from us pursuant to the asset purchase agreement will be deposited in an account with KBRO and sold from this account using KBRO as the broker. The selling stockholder will retain all rights and control over the decision to sell any shares deposited into such account. No fees will be charged by KBRO for such account; provided, however, that the selling stockholder shall pay to KBRO a commission of $0.02 per share of common stock from such account.

     The broker-dealer engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Other broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of the selling stockholder to include the pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus.

     The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the description of the selling stockholder to include the pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus.

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Other than as described above, the selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholder.

     Under the asset purchase agreement between LivePerson and Island Data, until two years after the last date on which shares of common stock are issued as an earn-out payment under the agreement, Island Data may not, directly or indirectly, sell, offer to sell, grant any option for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of any legal or beneficial interest in any shares of common stock issued as an earn-out payment (whether under this prospectus or otherwise), on any particular trading day, more than 25,000 shares, except for certain transfers to its affiliates who agree to be bound by the terms of the asset purchase agreement and who are added as a selling stockholder under this prospectus as described above.

LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

     The consolidated financial statements of LivePerson, Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP, dated February 6, 2003, contains an explanatory paragraph indicating that LivePerson adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

  our Current Reports on Form 8-K filed on January 24, 2003, March 20, 2003, May 23, 2003, June 10, 2003, July 24, 2003, July 28, 2003, September 26, 2003 and January 5, 2004; and

  the description of our common stock in our Registration Statement on Form 8-A (registration number 000-30141) under Section 12(g) of the Exchange Act.

Information in any of our Current Reports on Form 8-K furnished under Item 12, “Results of Operations and Financial Condition,” or intended to be furnished under Item 12 and provided under Item 9 pursuant to interim guidance issued by the Securities and Exchange Commission in Release Nos. 33-8216 and 34-47583, shall not be incorporated by reference into this prospectus or the registration statement of which it forms a part.

      In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the offering of the common stock offered hereby is completed shall be deemed to be incorporated by reference into this prospectus. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     We will provide to you at no cost a copy of any or all of the information incorporated by reference into this prospectus. You may make a request for a copy of this information in writing or by telephone. Requests should be directed to:

LivePerson, Inc.
Attention: Investor Relations
462 Seventh Avenue, 21st Floor
New York, NY 10018
(212) 609-4200

500,000 Shares

Common Stock

_____________

PROSPECTUS
_____________

January 20, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the common stock being registered under the prospectus are listed below (all amounts other than Securities and Exchange Commission registration fee are estimated). We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by it, which are not listed below.

Securities and Exchange Commission registration fee	$214
Legal fees and expenses	15,000
State “blue sky” fees and expenses	5,000
Accounting fees and expenses	10,000
Printing and engraving costs	5,000
Transfer agent’s fees and expenses	5,000
Miscellaneous	9,786

Total	$50,000

Item 15. Indemnification of Directors and Officers.

     Our amended and restated certificate of incorporation provides that the liability of a director of LivePerson shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under the Delaware General Corporation Law, our directors have a fiduciary duty to LivePerson which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

  for any breach of the director’s duty of loyalty to LivePerson or its stockholders;

  for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or a knowing violation of law;

  for the payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law; or

  for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s certificate of incorporation, bylaws, any agreement, a vote of stockholders or otherwise. Our amended and restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that LivePerson shall fully indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director or officer of LivePerson or is or was serving at the request of LivePerson as a director or officer of another corporati on, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification shall be against expenses including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding.

     We have entered into indemnification agreements with each of our current directors and executive officers, in addition to the indemnification provided for in LivePerson’s amended and restated certificate of incorporation. LivePerson believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. In addition, LivePerson has obtained liability insurance for its directors and officers.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock certificate (incorporated by reference to our Registration Statement on Form S-1, registration number 333-95689) (the “Form S-1”)

4.2	Provisions defining the rights of holders of common stock in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (incorporated by reference to the Form S-1)

5.1	Opinion of Proskauer Rose LLP

23.1	Consent of KPMG LLP, independent accountants

23.2	Consent of Proskauer Rose LLP (contained in the opinion filed as Exhibit Number 5.1 to this registration statement)

24.1	Power of Attorney (contained on the signature page to this registration statement)

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

(A)     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effectiv e registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, sub mit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)     (1)     That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 20, 2004.

LIVEPERSON, INC.

By:	/s/ ROBERT P. LOCASCIO

Name: Robert P. LoCascio
Title: Chief Executive Officer and Chairman of
the Board of Directors

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert P. LoCascio and Timothy E. Bixby, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying an d confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 2004.

Signature	Title

/s/ ROBERT P. LOCASCIO	Chief Executive Officer and Chairman of the Board of
Directors (Principal Executive Officer)
Robert P. LoCascio

/s/ TIMOTHY E. BIXBY	President, Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)
Timothy E. Bixby

/s/ STEVEN BERNS	Director

Steven Berns

/s/ RICHARD L. FIELDS	Director

Richard L. Fields

/s/ EMMANUEL GILL	Director

Emmanuel Gill

/s/ KEVIN C. LAVAN	Director

Kevin C. Lavan

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock certificate (incorporated by reference to our Registration Statement on Form S-1, registration number 333-95689) (the “Form S-1”)

4.2	Provisions defining the rights of holders of common stock in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (incorporated by reference to the Form S-1)

5.1	Opinion of Proskauer Rose LLP

23.1	Consent of KPMG LLP, independent accountants

23.2	Consent of Proskauer Rose LLP (contained in the opinion filed as Exhibit Number 5.1 to this registration statement)

24.1	Power of Attorney (contained on the signature page to this registration statement)